UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   October 17, 2012

INTREORG SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-53262	45-0526215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 E. Southlake Boulevard, Suite 120-366, Southlake, TX	76092
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(817) 491-8611

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On October 17, 2012, Mr. Russell K. Boyd resigned as Director of the Company.  There were no disagreements between Mr. Boyd and our company which led to his resignation.

Appointment of Director

On October 17, 2012, Mr. Michael Farmer joined the Board of Directors of the Company.  Mr. Farmer is an experienced entrepreneur and business owner with a track record of developing and leading organizations to profitable growth.  Currently Mr. Farmer is President and CEO of GlobalOne Pet, Inc., an innovative pet food company that he co-founded in 2009.  In 2001, Mr. Farmer co-founded FIRSTRAX Inc., which became the leading innovator in pet accessory products.  As President and CEO, he lead the company to $30MM in sales as it developed patented pet containment products under the PETNATION and Noz2Noz brands which were distributed throughout the world.  The company was sold to United Pet Group in early 2005, and provided a 10X return to its shareholders.  Prior to co-founding FIRSTRAX, Mr. Farmer was the Executive Vice President for Doskocil (Petmate), a $170MM market leader in non-food pet products from 1998 to 2001.  Mr. Farmer joined Dogloo, a market leader in plastic pet shelters in 1994 as the Vice President of Sales and Marketing.  Mr. Farmer was promoted to Executive Vice President and General Manager in 1997.  From 1994 to 1998 the business grew from approximately $25MM to $60MM through the acceleration of new products across multiple categories and the expansion of distribution both in North America and Internationally.

Mr. Farmer spent the first 11 years of his career with the Coleman Company, the world leader in outdoor recreational products with revenues in excess of $700MM.  While at Coleman, Mr. Farmer served in a variety of capacities including Director of Operations, Design Director, Director of Engineering and Materials Management, and Director of Marketing and Product Development.  Mr. Farmer has a Bachelor of Science degree in Industrial Technology from Emporia State University, where he earned All American academic and basketball honors.  He also earned an MBA from Wichita State University.

Officer and Director Agreements

The Company entered into agreements with certain of its officers and directors.  Steven R. Henson, M.D. and the Company entered into a Corporate Officer Consulting Engagement Agreement, dated October 30, 2012, whereby Dr. Henson agreed to act in the capacity of Chief Executive Officer for the Company in return for $120,000 per annum.  Initially, Dr. Henson will devote up to 25 hours per week to the Company.  Dr. Henson also executed a Board of Director’s Agreement with the Company, made effective September 5, 2012, whereby Dr. Henson agreed to serve on the Board of Directors of the Company in return for an annual director’s fee of $24,000 and an initial retainer award consisting of options to purchase up to 300,000 shares of the Company’s stock, with 100,000 at $1.00 per share and 200,000 at $3.00 per share, subject to the vesting requirements of the agreement and the Company’s Stock Option and Award Plan.

Redgie Green executed a Board of Director’s Agreement with the Company, made effective September 5, 2012, whereby Mr. Green agreed to serve on the Board of Directors of the Company in return for an annual director’s fee of $24,000 and an initial retainer award consisting of options to purchase up to 300,000 shares of the Company’s stock, with 100,000 at $1.00 per share and 200,000 at $3.00 per share, subject to the vesting requirements of the agreement and the Company’s Stock Option and Award Plan.

Michael Farmer executed a Board of Director’s Agreement with the Company, made effective September 5, 2012, whereby Mr. Farmer agreed to serve on the Board of Directors of the Company in return for an annual director’s fee of $24,000 and an initial retainer award consisting of options to purchase up to 300,000 shares of the Company’s stock, with 100,000 at $1.00 per share and 200,000 at $3.00 per share, subject to the vesting requirements of the agreement and the Company’s Stock Option and Award Plan.

This brief description of the above-described agreements is only a summary of the material terms and is qualified in its entirety by reference to the full text of the forms of the Agreements, as attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively.

Item 9.01	Financial Statements and Exhibits
(c)  EXHIBITS

The following is a complete list of exhibits filed as part of this Report.  Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.	Description

10.1	Corporate Officer Consulting Engagement Agreement, by and between Dr. Steven R. Henson and the Company, made effective September 5, 2012
10.2	Board of Directors Agreement, by and between Dr. Steven R. Henson and the Company, made effective September 5, 2012
10.3	Board of Directors Agreement, by and between Redgie Green and the Company, made effective September 5, 2012
10.4	Board of Directors Agreement, by and between Michael Farmer and the Company, made effective September 5, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREORG SYSTEMS, INC.
Date:	November 28, 2012	By: /s/Steven R. Henson
Chairman of the Board